Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Foundry Networks	Foundry Networks	FD
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Brendan Lahiff
408.207.1700	408.207.1305	415.293.4425
dfairfax@foundrynet.com	miburg@foundrynet.com	brendan.lahiff@fd.com
FOUNDRY NETWORKS ANNOUNCES
ADJOURNMENT OF SPECIAL SHAREHOLDER MEETING
UNTIL WEDNESDAY, OCTOBER 29, 2008
SANTA CLARA, CA- October 24, 2008-Foundry Networks™, Inc. (NASDAQ: FDRY), a performance and total solutions leader for end-to-end switching and routing, announced today that, given recent developments related to the transaction, its special meeting of stockholders scheduled to be held today, Friday, October 24, 2008, has been adjourned until Wednesday, October 29, 2008 at 4:00pm PDT. At that meeting, a stockholder vote to adopt the Agreement and Plan of Merger previously announced on July 21, 2008 between Foundry Networks, Inc. and Brocade Communications Systems, Inc. will take place.
About Foundry Networks
Foundry Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynet.com.
Additional Information
In connection with the proposed acquisition of Foundry Networks, Inc., on August 26, 2008, Brocade Communications Systems, Inc. filed a Registration Statement on Form S-4 (File No. 333-153205), as amended, that includes a proxy statement/prospectus for Foundry stockholders in connection with the transaction. The proxy statement/prospectus was disseminated to Foundry stockholders on or about September 25, 2008. Investors and securityholders are urged to read the proxy statement/prospectus because it contains important information about the proposed transaction.
Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at http://www.brcd.com or Foundry’s website at http://www.foundrynet.com/company/ir or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
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